EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Coda Octopus Group, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated January 16, 2008 except for the fourth paragraph of Note 15, as to which the date is February 26, 2008, included in Coda Octopus Group, Inc.’s Annual Report on Form 10-KSB for the year ended October 31, 2007, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement

/s/ RBSM LLP
RBSM LLP

New York, New York
August 29, 2008